Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement is entered into as of July 26, 2007 by and among VMware, Inc. (the “Company”), Diane B. Greene (“Executive”) and EMC Corporation (“EMC”), solely with respect to its obligations as specified in Section 8.

1. Duties and Scope of Employment.

(a) Positions and Duties. For the duration of the Employment Term (as defined in Section 3), Executive will serve as President and Chief Executive Officer of the Company reporting to the Company’s Board of Directors (the “Board”), and as a member of the Board. Effective upon the date on which the first Form S-1 with respect to Class A common stock of the Company becomes effective, Executive will cease to be an officer of EMC. Executive will render such business and professional services in the performance of her duties, consistent with Executive’s position within the Company, as will reasonably be assigned to her by the Board.

(b) Board Membership. Upon the termination of Executive’s employment for any reason, Executive will be deemed to have resigned from the Board (and any boards of subsidiaries) voluntarily, without any further required action by the Executive, as of the end of the Executive’s employment, and Executive, at the Board’s request, will execute any documents necessary to reflect her resignation.

(c) Obligations. For the duration of the Employment Term, Executive will devote Executive’s full business efforts and time to the Company and will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that Executive may, without the approval of the Board, continue to serve as a director of Intuit Inc. and may also serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive’s obligations to the Company.

2. At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship and the Employment Term may be terminated by either party, with or without good cause or for any or no cause, at the option either of the Company or Executive; provided that any termination of Executive’s employment and the Employment Term (other than by reason of her death), shall be subject to the giving of thirty (30) days written notice by the party initiating the termination. However, as described in this Agreement, Executive may be entitled to particular treatment of her equity compensation depending upon the circumstances of Executive’s termination of employment.

3. Term of Agreement. Except as provided herein, this Agreement will have a one year term (the “Employment Term”) commencing on the date hereof, provided, however, that commencing on the first anniversary of the date hereof and on each anniversary thereafter, the Employment Term shall automatically be extended for one additional year unless, not later than 90-days prior to any such anniversary date either party shall have given notice that it does not wish to extend this Agreement. In the event that the Employment Term expires following delivery by either party of a notice of non-renewal as described in the preceding sentence, Executive’s continued employment with the Company will be on an “at-will” basis and neither the Company nor Executive will have continuing obligations under the Agreement following such expiration except as provided in Section 8.

4. Compensation.

(a) Base Salary. During the Employment Term and effective as of June 1, 2007, the Company will pay Executive an annual salary of $750,000 as compensation for her services (such annual salary, as is then effective, to be referred to herein as “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices. Executive’s salary will be subject to review by the Corporate Governance/Compensation Committee of the Board (the “Committee”), and any adjustments will be made in the discretion of the Committee. Notwithstanding the foregoing, the Base Salary will not be reduced other than pursuant to a reduction that also is applied to all other executive officers of the Company and that reduces the Base Salary by a percentage reduction that is no greater than the lowest percentage reduction applied to any other executive officer.

(b) Annual Incentive. Executive will be eligible for bonuses, pursuant to the Company’s bonus policies applicable to senior executives of the Company, that will have an aggregate annual target of $750,000. The amount of the bonus paid to the Executive, if any, shall be based on (i) Executive’s attainment of individual performance objectives, established by the Committee, as well as (ii) the Company’s attainment of certain financial objectives as approved by the Committee.

(c) Long-Term Incentives. In June 2007, Executive was granted nonqualified stock options to purchase 1,000,000 shares of the Company’s Class A common stock, which options will vest 25% on the first anniversary of the grant date and ratably in equal monthly installments beginning on the thirteenth month after the grant date and ending on the fourth anniversary of the grant date (the “VMware Options”), subject to Executive’s continued employment with the Company except as set forth in Section 8 hereof. The VMware Options shall be subject to the terms and conditions of the Company’s 2007 Equity and Incentive Plan and the form of option agreement pursuant to which the VMware Options were granted, except as otherwise set forth in Section 8 hereof.

5. Employee Benefits. Executive will be eligible to participate in the Company’s employee benefit plans, policies and arrangements that are applicable to other executive officers of the Company, as such plans, policies and arrangements may exist from time to time. Executive will be entitled to receive annual vacation in accordance with Company policy for other senior executive officers.

6. Expenses. The Company will reimburse Executive for reasonable travel, entertainment, and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7. Termination of Employment. In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination, (b) unpaid, but earned and accrued annual incentive for any completed fiscal year as of her termination of employment, (c) pay for accrued but unused vacation that the Company is legally obligated to pay Executive, (d) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive, (e) unreimbursed business expenses required to be reimbursed to Executive, and (f) rights to indemnification Executive may have under the Company’s Articles of Incorporation, Bylaws or separate indemnification agreement, as applicable. In addition, with respect to certain terminations of employment, Executive will be entitled to the treatment of certain equity compensation as specified in Section 8 with respect to such event.

8. Treatment of Equity Upon Certain Terminations.

(a) Termination On or Prior to June 8, 2008 by Death or Disability. Upon the termination of Executive’s employment by reason of her death or disability, Executive shall be entitled to such vesting and exercisability of her VMware and EMC equity awards as provided under the applicable plans and agreements, provided that if such termination occurs on or prior to June 8, 2008, not less than 25% of the VMware Options will vest and shall remain exercisable for a period of three years following such termination.

(b) Termination Without Cause or for Good Reason. In the event Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason at any time, then (i) Executive shall receive vesting credit on all equity awards granted by the Company to Executive and by EMC to Executive as if she had remained employed through the following IPO Anniversary Date (as defined below), meaning that (A) time-based vesting conditions shall be given immediate effect and (B) awards subject to performance-based vesting conditions or eligible for full or partial performance-based accelerated vesting based on any periods (e.g., fiscal years) ending prior to the following IPO Anniversary Date shall remain outstanding until the end of such period (or, if later, until the determination of performance for such period), at which time Executive will vest in such awards if the applicable performance goals are attained; provided that all Company and EMC options which are vested at such termination, or which would become vested as a result of such vesting credit under this clause (i), shall become immediately exercisable and shall remain exercisable for a period of three years following such termination (or for the remaining option term, if shorter); and (ii) if such termination is within two years following a Change in Control all equity awards granted by the Company to Executive and by EMC to Executive shall become fully vested and, if applicable, exercisable, as of the effective date of termination and shall remain exercisable for a period of three years following such termination of employment (or for the remaining option term, if shorter). For purposes of this Section 8(b), “IPO Anniversary Date” shall mean each anniversary of the pricing date of the Company’s initial public offering.

(c) No Duty of Mitigation; Sole Remedy. Executive will not be required to mitigate the amount of any compensation contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such compensation. Executive agrees that the provisions of Section 7 and this Section 8 shall be Executive’s sole and exclusive remedy against the Company and its Affiliates in the event of a termination of her employment.

9. Definitions.

(a) Affiliate. For purposes of this Agreement, Affiliate means EMC and any entity controlled by the Company or by EMC.

(b) Cause. For purposes of this Agreement, the occurrence of any of the following shall constitute “Cause”:

(i) willful and continued failure by Executive to perform her employment duties (except resulting from Executive’s incapacity due to illness);

(ii) willful material misconduct by Executive in the performance of her duties to the Company;

(iii) Executive’s conviction of a felony (other than traffic related offense) or a misdemeanor involving moral turpitude; or

(iv) Executive’s commission of (i) an act involving personal dishonesty that results in material financial, reputational, or other harm to the Company and its Affiliates and subsidiaries, including, but not limited to, an act constituting misappropriation or embezzlement of property or (ii) Executive’s commission of an act or knowing omission which results in any material inaccuracies in the Company’s accounting statements, including with respect to the revenue recognition set forth in such statements.

(c) Change in Control. For purposes of this Agreement, a Change in Control will be deemed to have occurred if:

(i) any Person is or becomes the Beneficial Owner (within the meaning set forth in Rule 13d–3 under the Securities Exchange Act of 1934 (the “Exchange Act”)), directly or indirectly, of securities of the Company representing 35% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in Section 10(c)(iii);

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;

(iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates representing 35% or more of the combined voting power of the Company’s then outstanding securities; or

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding anything in the foregoing to the contrary, no Change in Control shall be deemed to have occurred for purposes of this Agreement by virtue of (i) any transaction which results in Executive, or a group of Persons in which Executive has a substantial interest, acquiring, directly or indirectly, 35% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities or (ii) EMC’s distribution of the Company’s shares in a transaction intended to qualify as a distribution under section 355 of the Internal Revenue Code of 1986, as amended.

(d) Good Reason. For purposes of this Agreement, “Good Reason” for termination by Executive of Executive’s employment shall mean the occurrence (without Executive’s express written consent) of any of the following:

(i) the assignment to Executive of any duties inconsistent with Executive’s status as Chief Executive Officer of the Company; any material adverse alteration in Executive’s roles, titles, reporting relationship or in the nature or status of Executive’s responsibilities;

(ii) a reduction by the Company in Executive’s Base Salary, other than as permitted by the last sentence of Section 4(a) hereof, or a reduction by the Company in Executive’s aggregate annual bonus target; or

(iii) the relocation of Executive’s principal place of employment to a location more than fifty (50) miles from Executive’s principal place of employment immediately prior to such relocation.

Notwithstanding the foregoing, Executive shall not be deemed to have Good Reason for purposes of this Agreement unless Executive provides the Company with a written notice within thirty (30) days following Executive’s knowledge of the occurrence of an event constituting Good Reason and provides the Company with an opportunity to cure such occurrence within 30 days of the receipt of such notice from Executive.

(e) Person. For purposes of this Agreement, “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) EMC, the Company or any of their respective subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities and (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

10. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution and the Company may not assign this Agreement without Executive’s written consent. Any other attempted assignment, transfer, conveyance, or other disposition of the parties’ respective rights hereunder will be null and void.

11. Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent overnight by a well established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

3401 Hillview Avenue

Palo Alto, CA 94304

Attn: General Counsel

If to Executive:

at the last residential address known by the Company.

12. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

13. Integration. This Agreement and the equity award grants that describe Executive’s equity awards, represent the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and is signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.

14. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

15. Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

16. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

17. Governing Law; Dispute Resolution. This Agreement shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles of such State. In the event that the Company and Executive shall have any controversy or claim arising out of or relating to this Agreement or otherwise relating to the Executive’s employment by the Company during the Term or the Executive’s termination of such employment prior to or as of the end of the Term (a “Dispute”), then such party shall notify the other in writing (the “Inquiry”) setting forth briefly the nature of the Dispute and the amount involved, if any. Within 15 days of the other party’s receipt of such Inquiry, the parties shall each designate a representative with full power and authority to resolve the Dispute, who shall meet within 15 days of their designation to attempt through good faith negotiation to reach an amicable resolution. If the parties are unable to resolve such Inquiry within 60 days following the date on which negotiations commenced, either party (the “Disputing Party”) can submit the Dispute to binding arbitration conducted in New York City in accordance with the United States Arbitration Act (Title 9, U.S. Code) and under the Commercial Rules of the American Arbitration Association (the “Arbitration”), except the Arbitration shall be heard and determined by a panel of three arbitrators. Absent manifest error, the determination of such panel of arbitrators shall be final and binding on all parties. Each party shall designate one arbitrator who shall have experience involving complex business or legal matters and who shall not be employed by or be an affiliate of the party making such designation. The two arbitrators so designated shall select a third arbitrator who shall preside over the Arbitration and who shall have the same qualifications as the two arbitrators.

18. Acknowledgment. Executive acknowledges that she has had the opportunity to discuss this matter with and obtain advice from her private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

19. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

20. EMC’s Obligations. EMC is a party to this Agreement solely with respect to its obligations expressly set forth in Section 8 of this Agreement. EMC shall have no liability under this Agreement except liability pertaining to its failure to comply with its obligations under Section 8 of this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written above.

VMware, Inc.

/s/ Rashmi Garde
Name:	Rashmi Garde
Title:	Vice President and General Counsel

EMC Corporation (as to Section 8 only)

/s/ David I. Goulden
Name:	David I. Goulden
Title:	Executive Vice President and
Chief Financial Officer

/s/ Diane B. Greene
Name:	Diane B. Greene